Exhibit 10.1

REGAL-BELOIT CORPORATION

STOCK OPTION DEFERRAL POLICIES AND PROCEDURES

Section 1.  Definitions

1.1	Definitions. Whenever used herein, the following terms shall have the meanings set forth below:
(a) “Committee” means the Committee of the Board of Directors of the Company referred to in Section 3 of the Company’s 1991 Flexible Stock Incentive Plan.
(b) “Common Stock” means the common stock of the Company.
(c) “Company” means Regal-Beloit Corporation.
(d) “Employer” means the Company or any subsidiary of the Company that employs the participant.
(e) “Fair Market Value” means the closing price per share of the Common Stock on the American Stock Exchange on the applicable measurement date.
(f) “Participant” means an individual selected by the Committee who makes an election subject to these Policies and Procedures.
(g) “Stock Option” means an option to purchase shares of Common Stock on certain terms and conditions, including payment of a per share purchase price at the time the Stock Option is exercised.
(h) “Year” means a calendar year.

Section 2.  Election to Defer

2.1          Deferral Election.          A Participant may make a deferral election (“Deferral Election”) in writing to defer the delivery of shares of Common Stock that would otherwise be issued under the Company’s 1991 Flexible Stock Incentive Plan issued to the Participant on a current basis at the time of exercise of a Stock Option.  The following terms and conditions shall apply to a Deferral Election:

(a) A Deferral Election may be made only once in any calendar year.

(b)          A Deferral Election shall only become effective following a period (the “Waiting Period”) of one hundred eighty (180) days following the date on which the Participant makes the Deferral Election, regardless of when the Company approves the Deferral Election.

(c) The Deferral Election must be made in writing on a form provided by the Company and must be consented to by the Company.

(d)          During the Waiting Period, a Participant may not exercise the Stock Option to which the Deferral Election applies, provided that this restriction shall not apply if the Participant’s employment terminates or a Change of Control (as defined hereinafter) occurs during the Waiting Period.

(e)          The exercise price of the Stock Option subject to the Deferral Election must be paid to the Company through the delivery of shares of the Company that have been owned by the Participant for more than six months.

2.2          Deferral Period.          Subject to an alternative election described below, payment of the Common Stock that is the subject of a Deferral Election for each Participant shall commence either during the month of January immediately following the Participant’s termination of employment with the Employer or, if the Participant designates an alternative start date which is earlier than the termination date, on the alternative start date designated by the Participant.  Payment of the Common Stock shall be made as designated by the Participant in lump sum or in two (2) to ten (10) annual installments, subject to a minimum annual installment amount of 1,000 shares or such higher amount as is determined in the discretion of the Committee and uniformly applicable to all Participants.  If installments are elected, the first such installment shall equal the total of shares of Common Stock that is the subject of a Deferral Election divided by the total number of installments.  Each subsequent installment shall equal the remaining number of shares divided by the number of remaining installment payments.  Notwithstanding the foregoing, on or prior to the date which is one year prior to the Participant’s termination of employment or the start date established by the Participant, if earlier, the Participant may elect by written instrument delivered to the Committee that the number of annual installment periods be any whole number less than or equal to ten (10); in any such case, the method of determining the distributable amount each year shall be correspondingly adjusted.  In addition, notwithstanding the ten (10) year rule above, a written agreement between a Participant and the Company or an Employer may specify a different payment procedure with respect to any amount attributable to such agreement, except that in no event may a Participant elect a deferral period that is less than one year after the exercise of the option to which the Deferral Election relates.

2.3          Financial Emergency.          The Committee, in its sole discretion, may alter the timing or manner of delivery of Common Stock pursuant to a Deferral Election in the event that the Participant establishes, to the satisfaction of the Committee, severe financial hardship.  In such event, the Committee may:

(a) provide that all or a portion of the Common Stock as to which delivery has been previously deferred by the Participant immediately shall be distributed in a lump sum transfer,
(b) provide that all or a portion of the delivery installments elected over a period of time immediately shall be eliminated in favor of a lump sum delivery, or
(c) provide for such other installment payment delivery as it deems appropriate under the circumstances.

                       In no event shall the Common Stock distributed be in excess of that amount which is necessary for the Participant to meet the financial hardship.  Severe financial hardship will be deemed to have occurred in the event of the Participant’s impending bankruptcy, a dependent’s long and serious illness, or other events of similar magnitude.  The Committee shall establish a nondiscriminatory and objective standard for determining whether severe financial hardship is present and the amount necessary to satisfy it.  The Committee’s decision in passing on the severe financial hardship of the Participant and the manner in which, if at all, the delivery of Common Stock shall be altered or modified shall be final, conclusive, and not subject to appeal.

2.4          Death.          In the event of a Participant’s death either before or after benefits hereunder have commenced, any amount of the Common Stock that is the subject of a Deferral Election (and is not paid to the Participant prior to his death) shall be paid immediately, regardless of any installment election as provided in Section 2.2, to such beneficiary or beneficiaries as the Participant shall designate by written instrument delivered to the Committee, or if no such written instrument is properly delivered or if such designated beneficiary predeceases the Participant, to the executors, administrators, or personal representatives of the Participant’s estate.  If a married Participant maintains his primary residence in a state that has community or marital property laws, then the Participant’s spouse shall join in any designation of a beneficiary or beneficiaries other than the spouse.

2.5          Change in Control.          Notwithstanding any election made by a Participant regarding the deferral period, payment of the Common Stock that is subject to a Deferral Election (and has not been paid to the Participant) shall be paid to the Participant immediately following a Change in Control as defined in the Participant’s Key Executive Employment and Severance Agreement in effect at the time of the change of control, or if no such agreement is in effect, as defined in any Employment Agreement between the Employer and the Participant.

Section 3.  Rights of Participants

3.1           Contractual Obligation.          It is intended that the Company is under a contractual obligation to make deliveries for a Participant’s account when due.  Delivery of Common Stock and/or cash shall be made as determined by the Committee.

3.2          Unsecured Interest.          No Participant or beneficiary shall have any interest whatsoever in any Common Stock or other specific asset of the Company.  To the extent that any person acquires a right to receive delivery of Common Stock or cash under these Policies and Procedures, such receipt shall be no greater than the right of any unsecured general creditor of the Company.

3.3          Employment.          Nothing in these Policies and Procedures shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

3.4          Participation.          No employee shall have a right to be selected as a Participant or, having been so selected, to be selected again as a Participant.

3.5          Non-Alienation.          Neither a Participant nor his designated beneficiary shall have the power to transfer, assign, anticipate or otherwise encumber in advance any Common Stock that is the subject of a Deferral Election or any cash that a Participant is entitled to receive under these Policies and Procedures, nor shall such Common Stock, or any assets or funds of the Company, be subject to seizure for the payment of any of the Participant’s or his beneficiary’s judgments, alimony or separate maintenance or be reached or transferred by operation of law in the event of the bankruptcy or insolvency of the Participant or any beneficiary.

Section 4.  Dividends

4.1          Dividends.          If a Deferral Election is made pursuant to these Policies and Procedures, and if dividends are declared by the Company on the Common Stock with a record date between the time of exercise of a Stock Option and the time of delivery of the Common Stock that is the subject of a Deferral Election, then at the election of the Participant one of the following shall apply following the date of such election:

(a)          There shall be added to the Common Stock which is subject to a Deferral Election an additional number of shares of Common Stock determined by (i) multiplying the amount per share of the cash dividend on the Common Stock by the number of shares of Common Stock which are then subject to a Deferral Election (and have not been paid to the Participant including shares previously added by reason of this provision) and (ii) dividing the amount so obtained by the Fair Market Value of the Common Stock on the date of payment of the dividend. Common Stock so credited by reason of the provisions of this Section 4(a) shall be added to the Common Stock which is subject to a Deferral Election and shall be subject to all provisions hereof.

(b)          The dollar amount described in clause (i) of Section 4.1(a) shall be credited to a bookkeeping reserve account that shall be established for the Participant and set up on the books of the Company and known as his “Interest Account,” and the unpaid balance in such account shall be credited with a simple annual interest equivalent, as follows:  As of the first day of the month next following the date of payment of the dividend such amount shall become part of the unpaid balance of such Interest Account.  Such Interest Account shall be credited on December 31 of each year with an amount equal to interest on the unpaid balance of such account from time to time outstanding during the year ending on such December 31 at the rate per annum determined by adding together the prime rate in effect at M&I Bank on the last banking day prior to the beginning of such year and the prime rate in effect at said bank on the last banking days of each of the calendar months of January through November of such year and dividing such total by 12, or in the event of amounts credited to the interest account during the year, at the rate per annum calculated by averaging the prime rate in like manner for the applicable months.  In the event that the Interest Account shall be terminated for any reason prior to December 31 of any year, such account shall upon such termination date be credited with an amount equal to interest at the average prime rate determined as aforesaid on the unpaid balance from time to time outstanding during that portion of such year prior to the date of termination.  Amounts so credited by reason of the provisions of this Section 4(b) shall be subject to all provisions hereof and shall be paid to the Participant in cash at the time and in the manner that the Company pays to the Participant the Common Stock which is subject to a Deferral Election.

(c)          The dollar amount described in clause (i) of Section 4.1(a) shall be credited to a bookkeeping reserve account that shall be established for the Participant and set up on the books of the Company and known as his “Equity Fund Account,” and the unpaid balance in such account shall be credited or debited with an annual investment return equivalent, as follows:  As of the first day of the month next following the date on which the dividend was paid, such amount shall become part of the unpaid balance of such Equity Fund Account.  Such Equity Fund Account shall be treated as if it had been invested as an integral part of the Equity Fund under the Employee’s Profit Sharing Plan and Trust of the Company and shall be credited or debited as of the last day of each fiscal year of the Company with an amount equal to the net gain or loss in value, as the case may be, which would have been realized on an amount equal to the unpaid balance of such Equity Fund

Account if it had been invested in such Equity Fund of the Company.  In the event that the Equity Fund Account shall be terminated for any reason prior to December 31 of any year, such account shall upon such termination date be credited or debited with an amount equal to the net gain or loss in value which would have been realized on an amount equal to the unpaid balance of such Equity Fund Account if it had been invested in such Equity Fund during the part of such fiscal year of the Company commencing on the first day thereof and ending on the date of termination of such account. Amounts so credited by reason of the provisions of this Section 4(c) shall be subject to all provisions hereof and shall be paid to the Participant in cash at the time and in the manner that the Company pays to the Participant the Common Stock which is subject to a Deferral Election.

(d) The dollar amount described in Clause (i) of Section 4.1(a) shall be paid to the order of the participant in immediately available funds.

                       A Participant may also irrevocably elect, once each calendar year and effective on the next date in the following calendar year on which conversions are made under Section 4.1(a), to convert all or part of an Interest Account or an Equity Fund Account to a right to receive additional shares of Common Stock.  Such conversions shall be made in the same manner as set forth in Section 4.1(a), as if the amount for which an election was made was the dollar amount described in clause (i) of Section 4.1(a).

                       Any other provision of these Policies and Procedures to the contrary notwithstanding, if a dividend is declared on the Common Stock in the form of a right or rights to purchase shares of capital stock of the Company or of any entity acquiring the Company, such dividend award shall not be converted to a right to receive additional shares of Common Stock or cash, but each share of Common Stock to which a Participant is entitled at the time such dividend is paid and each share of Common Stock to which a Participant is entitled thereafter at a time when such rights are attached to shares of Common Stock shall thereafter be valued as of any point in time on the basis of the aggregate of the then market value of one share of Common Stock plus the then market value of such right or rights then or previously attached to one share of Common Stock.

Section 5.  Administration

5.1          Administration.          These Policies and Procedures shall be administered by the Committee.  The Committee may from time to time establish rules for the administration of these Policies and Procedures that are not inconsistent with the provisions of these Policies and Procedures.

5.2          Finality of Determination.          The Committee has sole discretion in interpreting the provisions of these Policies and Procedures.  The determination of the Committee as to any disputed questions arising under these Policies and Procedures, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.

5.3          Expenses.          The costs and expenses of administering these Policies and Procedures shall be borne by the Company.

5.4          Action by the Company.          Any action required or permitted to be taken under these Policies and Procedures by the Company shall be by resolution of the Board of Directors, by the duly authorized Committee of the Board of Directors, or by a person or persons authorized by resolution of the Board of Directors or the Committee.

Section 6.  Withholding of Taxes

6.1          Tax Withholding.          The Company shall have the right to deduct from all distributions of Common Stock and/or cash made by the Company under these Policies and Procedures shares of Common Stock and/or cash sufficient to cover any federal, state, or local taxes required by law to be withheld with respect to such deliveries of Common Stock and/or cash.  The Company may defer making deliveries in the form of Common Stock and/or cash under these Policies and Procedures until satisfactory arrangements have been made for the payment of any federal, state or local taxes required to be withheld with respect to such payment or delivery.  Each Participant shall be entitled to irrevocably elect, prior to the date shares of Common Stock would otherwise be delivered hereunder, to have the Company withhold shares of Common Stock having an aggregate value equal to the amount required to be withheld.  The value of fractional shares remaining after payment of the withholding taxes shall be paid to the Participant in cash.  Shares so withheld shall be valued at Fair Market Value on the last trading business day immediately preceding the date such shares would otherwise be transferred hereunder.

Section 7.  Notice

7.1          Notice.          Any notice required or permitted to be given under these Policies and Procedures shall be sufficient if in writing and hand-delivered, or sent by a registered or certified mail, and if given to the Company, delivered to the principal office of the Company.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Section 8.  Common Stock Matters

8.1          General Restrictions.

(a)          Investment Representations.  The Company may require any Participant, as a condition of receiving Common Stock, to give written assurances in substance and form satisfactory to the Company and its counsel to the effect that such person is acquiring the Common Stock for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws.

(b)          Compliance with Securities Laws.  Delivery of Common Stock under these Policies and Procedures shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing, registration or qualification of the shares of Common Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance of shares thereunder, such shares may not be delivered in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee.  Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

8.2          Effect of Certain Changes in Capitalization.  If there is any change in the number or class of shares of Common Stock through the declaration of stock dividends, or recapitalization resulting in stock splits, or combinations or exchanges of such shares or similar corporate transactions, the maximum number or class of shares available under these Policies and Procedures, the number or class of shares of Common Stock to be delivered hereunder shall be proportionately adjusted by the Committee to reflect any such change in the number or class of issued shares of Common Stock.

5